Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact
Jeremy Brock
Chief Financial Officer
Electromed, Inc.
952-758-9299
investorrelations@electromed.com

Electromed, Inc. Reports Higher Third Quarter Revenues and Profits

New Prague, Minnesota – May 12, 2015 - Electromed, Inc. (NYSE MKT: ELMD) today announced financial results for the three- and nine-month periods ended March 31, 2015. Net revenues for the third quarter of fiscal 2015 rose approximately 15% to $4.56 million, compared to $3.96 million in the same quarter of fiscal 2014. The Company reported net income of $37,000, or $0.00 cents per basic and diluted share, for the third quarter of fiscal 2015, compared to a net loss of $1,004,000, or ($0.12) per basic and diluted share, for the same period of fiscal 2014.

Growth in total net revenues was attributable to strong results in the home care market where revenue increased by approximately 18.5%, or $0.6 million, compared to the same period of fiscal 2014. Home care sales increased due to a greater number of approvals from third party payers, such as insurance companies, Medicare and Medicaid, for the Company’s SmartVest™ products. International sales decreased by 44%, or $128,000, due primarily to the timing of orders placed by international distributors in the first quarter of fiscal 2015. Institutional and government sales increased 30%, or $131,000, compared to the third quarter of fiscal 2014 as a result of the continued focused efforts of our sales force.

Gross margins in the third quarter of fiscal 2015 were 69.3%, up from 63.7% in the third quarter of fiscal 2014. The increase in gross profit percentage resulted primarily from the increase in domestic home care revenue at higher average selling price and greater referral to approval percentage, as compared with the same period in the prior year. The gross margin was also negatively affected by an impairment charge of $70,000, taken on tools that became obsolete during the third quarter of fiscal 2015 as we implemented certain improved manufacturing processes that reduce the cost of producing the SmartVest SQL™. Over time, the Company expects to bring manufacturing costs for the SQL product roughly in line with previous products. Operating expenses, which include selling, general and administrative (SG&A) and research and development (R&D), declined to 68% of revenue compared with 69% of revenue in the third quarter of fiscal 2014. The decline resulted from the higher level of net revenues in the third quarter of fiscal 2015. Operating expenses rose slightly as a result of higher sales commission and bonus expenses due to higher revenue and profitability and higher consulting fees for sales training, information technology improvements, and a contract employee.

The Company generated $558,000 of cash from operations in the third quarter and finished the quarter with over $2.9 million of cash on hand.

For the nine months ended March 31, 2015, revenue increased 31%, to $14.2 million, compared to the same period of fiscal 2014. Gross margins were 69.4%, up from 68% in the third quarter of fiscal 2014, while net income increased to $837,000 or $0.10 per basic and diluted share compared to a net loss of $1,579,000, or ($0.19) per basic and diluted share, in the same period of the prior year.

Electromed, Inc.

Results for the Three-and Nine-Months Ended March 31, 2015

Kathleen Skarvan, Electromed’s chief executive officer, commented, “I am very pleased that we reported our fourth consecutive profitable quarter and continued to see year-over-year revenue growth.  Revenue growth was 15 percent compared to the prior year quarter attributable primarily to growth in home care sales. We continue to see year-over-year new referral growth and increases in the average reimbursement per approved referral. On a sequential quarter comparison, revenue declined due to a decrease in home care approvals primarily attributable to third party payer referral mix. We believe the quarter’s lower approvals are not indicative of a longer term trend.

Institutional revenue grew 30% compared to the prior year quarter. While it is a lower percentage of our total revenue, this growth in revenue suggests that our focus on this sales channel is yielding results.  We expect to offer the SQL product to institutions during the fourth quarter of fiscal 2015. We believe that the differentiated features of SQL from our previous model, SV2100, may generate interest from institutions that currently utilize a competitor’s device.

Cash flow continues to be positive due to process improvement by our reimbursement team and improved collections. I am very proud of the entire Electromed team as they have worked diligently to return Electromed to consistent revenue growth and profitability. They are a talented group with an intense focus on improving the experience patients have with our products. The Electromed team understands that our products have a significant impact on the lives of patients and they approach that responsibility with passion and commitment.”

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System and related products, to patients with compromised pulmonary function. Further information about the Company can be found at www.electromed.com.

Cautionary Statements

Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “anticipate,” “believe,” “expect,” “will” and similar words. Forward-looking statements made in this release include the Company’s beliefs regarding continued progress in its reimbursement, product launch timing, revenue growth and cost control strategies. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, the impact of emerging and existing competitors, the effect of new legislation on our industry and business, the effectiveness of our sales and marketing and cost control initiatives, changes to reimbursement programs, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Financial Tables Follow:

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Electromed, Inc.

Results for the Three-and Nine-Months Ended March 31, 2015

Electromed, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

	March 31, 2015	June 30, 2014
	(Unaudited)
Assets
Current Assets
Cash	$2,904,811	$1,502,702
Accounts receivable (net of allowances for doubtful accounts of $45,000)	6,388,454	6,487,267
Inventories	2,401,864	2,235,496
Prepaid expenses and other current assets	481,477	397,853
Total current assets	12,176,606	10,623,318
Property and equipment, net	3,617,372	3,935,802
Finite-life intangible assets, net	832,520	930,451
Other assets	361,076	302,595
Total assets	$16,987,574	$15,792,166

Liabilities and Equity
Current Liabilities
Current maturities of long-term debt	$48,098	$46,375
Accounts payable	684,290	380,582
Accrued compensation	561,938	391,040
Warranty reserve	670,000	700,000
Other accrued liabilities	171,893	302,482
Total current liabilities	2,136,219	1,820,479
Long-term debt, less current maturities	1,214,795	1,251,192
Total liabilities	3,351,014	3,071,671

Commitments and Contingencies

Equity
Common stock, $0.01 par value; authorized: 13,000,000; shares issued and outstanding: 8,133,857 and 8,114,252 at March 31, 2015, June 30, 2014, respectively	81,339	81,143
Additional paid-in capital	13,295,566	13,217,166
Retained earnings (accumulated deficit)	259,655	(577,814)
Total equity	13,636,560	12,720,495
Total liabilities and equity	$16,987,574	$15,792,166

Electromed, Inc.

Results for the Three-and Nine-Months Ended March 31, 2015

Electromed, Inc. and Subsidiary

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2015	2014	2015	2014
Net revenues	$4,556,977	$3,956,335	$14,209,239	$10,875,588
Cost of revenues	1,400,252	1,436,195	4,354,339	3,476,570
Gross profit	3,156,725	2,520,140	9,854,900	7,399,018

Operating expenses
Selling, general and administrative	3,020,849	2,634,036	8,714,746	8,097,067
Research and development	78,292	103,166	237,201	405,009
Total operating expenses	3,099,141	2,737,202	8,951,947	8,502,076
Operating income (loss)	57,584	(217,062)	902,953	(1,103,058)
Interest expense, net of interest income of $371, $392, $2,044 and $11,730 respectively	20,355	23,321	65,484	57,992
Net income (loss) before income taxes	37,229	(240,383)	837,469	(1,161,050)

Income tax expense	—	(764,000)	—	(418,000)

Net Income (loss)	$37,229	$(1,004,383)	$837,469	$(1,579,050)

Income (loss) per share:

Basic	$.00	$(0.12)	$.10	$(0.19)

Diluted	$.00	$(0.12)	$.10	$(0.19)

Weighted-average common shares outstanding:
Basic	8,114,252	8,114,252	8,114,252	8,114,252
Diluted	8,166,659	8,114,252	8,131,496	8,114,252

Electromed, Inc.

Results for the Three-and Nine-Months Ended March 31, 2015

Electromed, Inc. and Subsidiary

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended March 31,
	2015	2014
Cash Flows From Operating Activities
Net income (loss)	$837,469	$(1,579,050)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	459,223	409,651
Amortization of finite-life intangible assets	97,931	95,082
Amortization of debt issuance costs	14,546	13,078
Share-based compensation expense	78,596	73,821
Deferred income taxes	—	454,000
Loss on disposal of property and equipment	233,116	34,110
Changes in operating assets and liabilities:
Accounts receivable	98,813	2,544,116
Inventories	(166,368)	(1,171,221)
Prepaid expenses and other assets	(141,854)	(37,930)
Accounts payable and accrued liabilities	319,717	184,333
Net cash provided by operating activities	1,831,189	1,019,990

Cash Flows From Investing Activities
Expenditures for property and equipment	(379,609)	(626,327)
Expenditures for finite-life intangible assets	—	(8,155)
Net cash used in investing activities	(379,609)	(634,482)

Cash Flows From Financing Activities
Principal payments on long-term debt including capital lease obligations	(34,674)	(81,348)
Payments of deferred financing fees	(14,797)	(35,296)
Net cash used in financing activities	(49,471)	(116,644)
Net increase in cash and cash equivalents	1,402,109	268,864
Cash and cash equivalents
Beginning of period	1,502,702	503,564
End of period	$2,904,811	$772,428